Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Audit Committee and Board of Directors

MGP Ingredients, Inc.

Atchison, Kansas

We consent to the incorporation by reference in Registration Statement No. 333-51849 on Form S-8 and the related Prospectus dated January 29, 2004, in Registration Statement No. 333-119860 on Form S-8 and the related Prospectus dated December 23, 2004, and in Registration Statement No. 333-137593 on Form S-8 of MGP Ingredients, Inc. of our report dated September 11, 2008, on our audit of the consolidated balance sheet of MGP Ingredients, Inc. as of June 30, 2008, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the two years in the period ended June 30, 2008, and our report dated September 11, 2008, on the financial statement schedule for the year ended June 30, 2008, which reports are included in the Annual Report on Form 10-K of MGP Ingredients, Inc. for the fiscal year ended June 30, 2009,  We also consent to the reference to our firm under the heading “Experts” in the Prospectus to the Registration Statement.

/s/ BKD, LLP

Kansas City, Missouri
September 10, 2009